Exhibit 99
August 1, 2009
Dear Shareholder:
Enclosed is your dividend check. Since our letter of July 10, 2009 announcing the dividend, I have talked with many of you and would like to share the answers to several of the recurring questions that I was asked.
A primary question has been “Why bother to pay a penny a share?”. We declared and paid the dividend because we continue to feel that, in these troubled times, we should pay what we can, consistent with the best interest of the company. While we recognize that one could question whether it is worthwhile to pay the postage to send extremely small checks, our average shareholders own several thousand shares, and a sizeable number own more than that. It is problematic for the board to make the decision that the dividend is not worth sending to these people.
A second question has been “When is this going to end?”. I wish we could give you a definitive answer to this question. The economic signals are quite mixed. I have seen some predictions that the economy will improve by the fourth quarter 2009 and others that the difficulties will continue well into 2010. We have suffered through this recession far too long, and I expect that there will still be several tough quarters ahead.
A correlation seems to have developed between unemployment and loan loss reserves. Ohio’s unemployment rate for June rose to over 11%. Sooner or later, this will impact all financial organizations in Ohio. We have worked diligently and conservatively to recognize customer problems, assess their situation, and set aside appropriate reserves. Again, our overriding desire is to work with the customer. If this is not possible, we will take appropriate actions and move on. However, until the economy improves and the employment stabilizes, we expect to see a continuing need to add to our loan loss reserves.
You know from our July 10th letter that we have expensed over $1,100,000 ($.15 per share) in FDIC premiums so far this year. Year to date, this is $1,000,000 more than last year. Before the year is over, we will expense an additional $500,000 in premiums, and there are indications that we may have to pay another special assessment of $500,000. Every Friday the news media seems to report that the FDIC has closed another set of banks. As long as this continues, the losses associated with these bank failures will be passed along in the premiums charged to the rest of us.
Another question/observation related to the positive earnings reported by some of the country’s biggest banks. Many of the largest financial institutions generate revenue from investment banking and trading activity. Some generated revenue from asset sales, such as Citigroup selling its interest in Smith Barney and Fifth Third selling part of its processing unit. Their earnings have not come from traditional banking. Earnings generated from traditional banking are being adversely affected by loan loss issues. Key Bank has just reported a loss for the fifth straight quarter. Fifth Third Bancorp reported that its net charge-offs almost doubled. If it was not for the profit from the sale of part of its processing unit, Fifth Third would have shown a loss from its banking operations. There will be few exceptions to the impact of continued loan losses.

Where we have been an exception to date has been in our ability to maintain a net interest margin that is significantly greater than our peers. This margin and our success in reducing operating expenses (other than loss reserves and FDIC premiums) have allowed us to cover our loss reserve needs and generate, albeit smaller, a profit.
We encourage you to follow the information we send. Examine the information on our website FCZA.COM and review our fundamental statistics compared to other $1,000,000,000 banking organizations. Be familiar with your company, and use its resources. We are comfortable that you will find our core business is solid. We also believe that, when the recession has ended and the economy stabilizes, our results should reflect any reductions in loss reserves and FDIC premiums. We would expect that any improvements would affect the price of our stock.
These trying times affect the First Citizens board and management as much as anyone else. Insiders own over 1,000,000 shares of First Citizens stock. We are keenly aware of the impact of our dividends and our stock price. We know that it is a frustrating time for everyone. We appreciate your patience and understanding, and we commit to you that our continued focus is on delivering this company through the recession strong and well prepared for the prospects and opportunities of an economic recovery.
Very truly yours,

James O. Miller
President & CEO
Cautionary Statement Regarding Forward-Looking Information: Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.